Exhibit 10.6

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

LICENCE AGREEMENT

THIS AGREEMENT is made on 27 September 2018 (“Effective Date”)

BETWEEN

(1)	VACCITECH LIMITED, a company registered in England and Wales under number 09973585, the registered office of which is at Magdalen Centre 1 Robert Robinson Avenue, The Oxford Science Park, Oxford, Oxfordshire, 0X4 4GA, United Kingdom (“Vaccitech”);

(2)	THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD, with offices at University of Oxford, University Offices, Wellington Square, Oxford, 0X1 2JD (“Oxford”); and

(3)	OXFORD UNIVERSITY INNOVATION LIMITED (previously known as Isis Innovation Limited), a company registered in England and Wales under number 02199542, the registered office of which is at University Offices, Wellington Square, Oxford, 0X1 2JD (“OUI”).

Each of Vaccitech, Oxford and OUI is referred to as a “Party” and together as the “Parties”; save that OUI shall only be a Party to this Agreement for the purposes of clause 3.

INTRODUCTION

(A)	Vaccitech has a licence under the Licensed Technology pursuant to the Head Licence (both as defined below).

(B)	Pursuant to the Head Licence, Oxford has a licence for Non-Commercial Use (as defined in the Head Licence) under the Licensed Technology (as defined in the Head Licence) and Licensee Improvements (as defined in the Head Licence).

(C)	To the extent such rights are not already retained pursuant to the Head Licence, Oxford wishes to acquire a sub-licence under the Licensed Technology and Vaccitech is willing to grant such rights, all in accordance with the provisions of this Agreement.

(D)	OUI wishes to waive certain provisions of the Head Licence with respect to such sub-licence, in accordance with the provisions of this Agreement.

AGREED TERMS

1.	Definitions and interpretation

1.1	In this Agreement, including the introduction:

(a)	“Affiliate” means any corporation or other business entity that directly or indirectly controls or is controlled by or is under common control with the relevant Party. For the purposes of this definition only, “control”, or “controlled” shall mean: (i) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in an entity; or (ii) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that entity (whether through ownership of securities or other ownership interests, by contract or otherwise);

(b)	“CEPI” means Coalition for Epidemic Preparedness Innovations, a not-for-profit international association existing under Norwegian law;

(c)	“CEPI Agreement” means the framework agreement between Oxford, CEPI and Janssen Vaccines & Prevention B.V., entered into on or about the same date as the present Agreement;

(d)	“CEPI Licence” has the meaning given in Schedule 1 of this Agreement;

(e)	“Control” and with correlative meaning, “Controlled by” means the possession of the right (directly or indirectly, and by ownership, licence or otherwise) to grant a licence, sub-licence or other right as required in this Agreement, to or under any know how or intellectual property right, without violating the terms of any agreement or other arrangement with any third party;

(f)	“Field” means the diagnosis, prevention or treatment of Middle Eastern Respiratory Syndrome (“MERS”) in humans;

(g)	“Head Licence” means the licence agreement between OUI and Vaccitech dated 4 March 2016 set out, in redacted form, in Schedule 2;

(h)	“Licensed Product” means any product, process, service or composition for use in the Field which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any part of it;

(i)	“Licensed Technology” means the Licensed Technology (as defined in in the Head Licence) and all developments and improvements to the Licensed Technology that are Controlled by Vaccitech during the term of the Head Licence;

(j)	“Public Sector Agency” means a public government or government department or agency or a recognised not-for-profit organisation or entity, such as registered charities or registered faith-based organisations, including:

(A)	government or department or agency thereof, including ministries of health;

(B)	intergovernmental organisations such as the United Nations, its specialised agencies including the World Health Organisation and its programmes or funds such as the United Nations Children’s Fund;

(C)	not-for-profit organisations or entities organised under the laws of a government or department or agency thereof, such as Medecins Sans Frontieres and faith-based organisations; and

(D)	not -for-profit organisations or foundations that are funded by governments or other non-profit organisations such as the World Bank, UNITAID or the US Agency for International Development or the GAVI Alliance, but specifically excluding hospitals and clinics who wish to purchase the Licensed Product directly for their own use;

The term “Public Sector Agency” excludes any military organisations except for: (a) any military organisation operating in the area affected or likely to be affected by the Outbreak or Increased Outbreak Preparation Need (each as defined in Schedule 1) at the date the Affected Territory (as defined in Schedule 1) is declared; and (b) any military personnel providing healthcare or healthcare related services to the population affected by or at risk of the Outbreak or Increased Outbreak Preparation Need;

(k)	“Representatives” in relation to a Party, means the directors, officers, employees, consultants and advisers of that Party or its Affiliates, and with respect to Oxford means its sub-licensees under a sub-licence granted pursuant to clause 2.2; and

(l)	“Sell”, “Sale” and or “Selling” means sale to Public Sector Agencies on a “cost plus” basis (where “cost plus” means the cost of manufacturing and supply plus a reasonable margin of [***] on such cost reflecting the limited volume of manufacture and episodic demand), and for the purposes of this definition, the pre-margin “cost” element shall be determined in accordance with the formula for calculating the production economics cost of goods set by the Bill and Melinda Gates Foundation but specifically excluding from such formula any funding provided to the manufacturer or supplier by any charitable or other public sources, including CEPI and its own funders.

1.2	In this Agreement:

(a)	the singular includes the plural and vice versa, any gender includes other genders, and a “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(b)	“this Agreement” includes this Agreement as amended or supplemented from time to time;

(c)	the headings to clauses and schedules are to be ignored in construing this Agreement; and

(d)	the schedules form part of this Agreement as if set out in full in this Agreement and a reference to “this Agreement” includes a reference to the schedules.

2.	Grant of rights

2.1	Subject to the provisions of this Agreement, in addition to and to the extent such rights are not already retained under the Licensed Technology pursuant to the Head Licence, Vaccitech hereby grants to Oxford a perpetual, worldwide, fully-paid up non-exclusive licence, under the Licensed Technology in the Field of the same scope as the CEPI License, for the sole purpose of:

(a)	enabling Oxford to grant a sublicense to CEPI of the scope of the CEPI Licence, ; and

(b)	enabling Oxford to Develop the Licensed Product (including generation of investigational stockpiles but excluding any commercial use or Sale of the same). This license shall be sublicensible by Oxford solely to Oxford’s collaborators under the CEPI Agreement.

2.2	Notwithstanding clause 2.1, Oxford shall only grant CEPI a sub-licence of the rights granted under clause 2.1(a) if:

(a)	such sub-licence contains legally binding provisions that require that CEPI shall promptly communicate to Oxford in writing: (A) any safety information requested by a regulatory authority in respect of a Licensed Product; and (B) any clinical data relating to a Licensed Product of which it becomes aware and which has a material implication for the safety of the Licensed Product or which may otherwise materially affect the regulatory treatment or pathway of any product candidate utilising the Licensed Technology;

(b)	such sub-licence contains legally binding provisions that (A) require that CEPI and its sublicensees shall only sell the Licensed Product in accordance with the definition of Sell, (B) require CEPI to keep proper records and books of account showing the description and price of Licensed Products supplied or put into use by CEPI, the cost of manufacturing and supply of such Licensed Products and any margin obtained by CEPI on sales of such Licensed Products; and (C) permit Vaccitech by itself or through a third party (provided that such third party has entered into legally binding confidentiality obligations to CEPI), upon reasonable prior written notice to CEPI, during normal business hours and not more than once per calendar year, to audit such records and books of account of CEPI to verify CEPI’s compliance with clause 2.2(b)(A); and

(c)	such sub-licence shall automatically terminate upon termination of this Agreement and, provided that CEPI is not in breach of the terms of its sub-licence, Vaccitech shall, if requested by CEPI, grant CEPI, with effect from the date of termination of this Agreement, a sub-licence under the Licensed Technology in the Field solely of the scope of the CEPI Licence and on materially the same terms (including as to scope of rights under such intellectual property and financial terms) to those contained in such sub-licence, to the extent that Vaccitech is able to grant such a sub-licence.

(d)	no sub-licence granted pursuant to this clause 2.2 shall relieve Oxford of its obligations to Vaccitech under this Agreement.

2.3	Oxford shall remain fully liable to Vaccitech in respect of any acts or omissions of CEPI, that would, if effected by Oxford, constitute a breach of this Agreement.

3.	Head Licence

3.1	OUI hereby acknowledges and agrees that, notwithstanding any other provision of the Head Licence:

(a)	clauses 2.3, 2.4, 2.5, 8.2, 9, 11, 12.3 (with respect to the termination of sublicenses), 12.5(a) and 13.3 of the Head Licence shall not apply with respect to the licence granted under clause 2.1 or to any sublicense granted pursuant to clause 2.2; and

(b)	Vaccitech shall be permitted to disclose the Licensed Technology to Oxford, and Oxford shall be permitted to disclose the Licensed Technology to its sub-licensees, subject to the provisions of this Agreement;

(c)	Vaccitech shall not be required to make any payment (whether in royalties, milestone payments or otherwise) to OUI in respect to any amounts received by Vaccitech from Oxford pursuant to this Agreement or in connection with the exercise by Oxford or its sub-licensees of rights granted pursuant to this Agreement; and

(d)	Vaccitech is released from and shall not be required to provide any indemnity to OUI or any other party in relation to the use of the Licensed Technology or the commercialisation of Licensed Products by Oxford or its sub-licensees.

3.2	OUI hereby acknowledges and agrees that Vaccitech has complied with the requirements of clause 2.1.1 (c)(i) of the Head Licence.

3.3	Nothing in this agreement shall affect the intellectual property management provisions as set out in the Head Licence.

3.4	Vaccitech hereby acknowledges and agrees that:

(a)	nothing in this Agreement shall limit the rights retained by OUI in respect of Non-commercial Use under the Head Licence;

(b)	the rights retained by OUI in respect of Non-Commercial Use under the Head License allows Oxford to carry out research activities (including in collaboration with other parties) up to and including the performance of Phase l/ll clinical trials and related activities, and the generation of Licensed Product for research use (but excluding any commercial use or Sale of such Licensed Product)

4.	Adverse event information

4.1	Oxford shall promptly communicate to Vaccitech in writing: (i) any safety information requested by a regulatory authority in respect of a Licensed Product; and (ii) any clinical data relating to a Licensed Product of which it becomes aware which has a material implication for the safety of the Licensed Technology or which may otherwise materially affect the regulatory treatment or pathway of any product candidate utilising the Licensed Technology.

4.2	Vaccitech’s sole right under this Agreement to all information provided to it in accordance with clause 4.1 shall be to utilise such information in its regulatory submissions and correspondence with regulatory authorities.

5.	Confidentiality

5.1	“Confidential Information” shall mean all information of a confidential or proprietary nature disclosed by a Party or its Representatives to the other Party under or in connection with this Agreement, and any information (whether or not technical) disclosed under or in connection with this Agreement that would be regarded as confidential by a reasonable business person.

5.2	Each Party undertakes that it shall keep the other Party’s Confidential Information confidential and shall not:

(a)	use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this Agreement; or

(b)	disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this clause 5 (or in the case of Vaccitech, as expressly permitted under clause 4.2).

5.3	The provisions of this clause shall not apply to any Confidential Information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving Party or its Representatives in breach of this clause);

(b)	was available to the receiving Party on a non-confidential basis before disclosure by the disclosing Party;

(c)	was, is or becomes available to the receiving Party on a non-confidential basis from a person who, to the receiving Party’s knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party; or

(d)	the Parties agree in writing is not confidential or may be disclosed.

5.4	A Party may disclose the other Party’s Confidential Information:

(a)	to those of its Representatives who need to know such information for the purpose of exercising or performing its rights and obligations under this Agreement provided that it shall ensure that they comply with this clause 5; and

(b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority, provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice of such disclosure as possible.

5.5	The provisions of this clause shall continue to apply after the expiry or earlier termination of this Agreement.

6.	Warranties and liability

6.1	Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty, or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

6.2	Except in relation to any claims, damages and liabilities arising directly from a breach of this Agreement by Vaccitech and/or the fraud, negligence or wilful misconduct of Vaccitech, Oxford agrees to indemnify Vaccitech from and against any and all claims (including claims for negligence) actions, damages and liabilities asserted by any third- party (each such claim a “Third Party Claim”), which arise from: (a) CEPI’s or its Affiliates’ or sublicensees’, use of the Licensed Technology or Licensed Product (including without limitation any investigational stockpile of the Licensed Product); and (b) Oxford or its sublicensees’ use of the Licensed Technology or Licensed Product pursuant to the rights granted in 2.1 (b) This indemnity will extend to activities carried out by any third parties on behalf of CEPI or CEPI’s Affiliates or sublicensees, or pursuant to any downstream grant of rights or transfer of Licensed Technology or Licensed Product originating from CEPI or its Affiliates or sublicensees.

6.3	Vaccitech shall provide prompt written notice to Oxford of the assertion or commencement of any Third Party Claim in respect of which it seeks indemnification pursuant to clause 6.2. Oxford (or its appointee) shall have the right to assume the defence and/or settlement of the same and shall not be liable for any settlement made by Vaccitech without Oxford’s consent, provided that Oxford (or its appointee) may not use any defence or agree to any settlement that would materially prejudice Vaccitech. Vaccitech shall:

(a)	notify Oxford as soon as possible after becoming aware of the relevant Third Party Claim (or the likelihood of such a claim arising);

(b)	promptly provide all assistance and information (including access to documents and personnel) reasonably required by Oxford for the purposes of assessing and handling the Third Party Claim; and

(c)	not make any admission of liability, conclude any agreement or make any compromise with any person in relation to such Third Party Claim without the prior written consent of Oxford.

6.4	Subject to clause 6.5, the liability of either Party for any breach of this Agreement, in negligence or arising in any other way out of the subject-matter of this Agreement, will not extend to incidental, indirect or consequential damages or loss of profits.

6.5	Notwithstanding any other provision of this Agreement, neither Party’s liability under or in connection with this Agreement shall be excluded or reduced to the extent that it arises in respect of the following matters:

(a)	for death or personal injury caused by negligence;

(b)	for fraud or fraudulent misrepresentation; or

(c)	any other liability which may not lawfully be excluded or reduced.

7.	Term and termination

7.1	This Agreement shall come into force on the Effective Date and, unless terminated earlier in accordance with clause 7.2, shall remain in force until the expiry or termination of the Head Licence.

7.2	Vaccitech may terminate this Agreement immediately by giving notice to Oxford if Oxford is in material breach of this Agreement and such breach has not been remedied within a period of [***] from the receipt by Oxford of a notice specifying the breach and requiring its remedy.

7.3	On expiry or termination of this Agreement for any reason, all rights and licences granted pursuant to this Agreement shall cease.

7.4	The termination or expiry of this Agreement shall be without prejudice to any obligations, rights or liabilities of any of the Parties which have accrued before such termination or expiry.

8.	General

8.1	Amendment. This Agreement may only be amended in writing signed by duly authorized representatives of Oxford, OUI and Vaccitech.

8.2	Assignment. Vaccitech shall not assign, transfer, novate, encumber or otherwise deal with the Licensed Technology if such assignment, transfer, novation, encumbrance or dealing would conflict with the rights granted to Oxford under this Agreement, save with Oxford’s prior written consent.

8.3	Waiver. No failure or delay on the part of a Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

8.4	Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

8.5	No agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

8.6	Notices. Any notice to be given under this Agreement must be in writing, and be delivered to the other Party by hand or courier. Any notice shall be deemed to have been received on the day of delivery. Until changed by notice given in accordance with this clause, all notices should be addressed as follows:

For Vaccitech:	For Oxford:

Name: Dr Thomas Evans	Name: The Director, Research Services

Address: Vaccitech Limited, The Schrodinger Building, 2nd Floor, Science Park, Heatley Road, Oxford 0X4 4GE	Address: University Offices, Wellington Square, Oxford 0X1 2JD

8.7	Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all reasonable further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement

8.8	Entire Agreement. This Agreement constitutes the entire agreement between the Parties about the subject matter of this Agreement and (in relation to such subject matter) supersedes and extinguishes all earlier understandings and agreements between any of the parties and all earlier representations by any Party.

8.9	Third parties. A person who is not a Party has no right to enforce any term of this Agreement.

8.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original but all of which together will constitute one document. The Parties may execute this Agreement and any amendment thereto by exchanging signed electronic copies thereof (PDF) and the Parties agree that for the purposes of executing this Agreement copies of signatures will constitute valid signatures,

8.11	Law and jurisdiction. This Agreement (and any claim relating to it, its subject matter, its enforceability or its termination, including non-contractual claims) is governed by and construed in accordance with English law and the courts of England and Wales shall have non-exclusive jurisdiction to resolve any such claim.

This Agreement has been entered into on the Effective Date.

SIGNED by for and on behalf of VACCITECH LIMITED	) )	/s/ Tom Evans Tom Evans Director
SIGNED by for and on behalf of THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD	) ) ) )	/s/ Dennis Murphy 27 September 2018 Authorised signatory
SIGNED by for and on behalf of OXFORD UNIVERSITY INNOVATION LIMITED	) ) )	/s/ Matthew Perkins Matthew Perkins Director

SCHEDULE 1 - CEPI LICENCE

“CEPI Licence” means:

(i)	A non-exclusive, irrevocable (other than as set out in clause 2.2(c) of this Agreement), perpetual, worldwide, fully paid-up licence for the purpose of addressing Increased Outbreak Preparation Needs and/or Outbreaks under the Licensed Technology with the right to grant sub-licences to Develop, Manufacture and Market (where selling and commercial exploitation are limited to Selling) the Licensed Product in the Field for use in the Affected Territory or to treat Healthcare Workers.

For clarity, such license:

a.	shall include the right to Develop, Manufacture and Sell the Licensed Product in the Field anywhere in the world, provided that all end users of any Licensed Products are in the Affected Territory or are Healthcare Workers.

b.	shall exclude the right to sell or otherwise commercially exploit the Licensed Product other than in accordance with the definition for Sell; and

c.	shall exclude the right to apply for or obtain any Marketing Approval or any post marketing activities.

The licence shall only be sub-licensible to CEPI’s Affiliates and/or to Public Sector Agencies and their appointees and designees for the purpose of accelerating epidemic preparedness for public health applications and for no other purpose.

(ii)	The right to Sell, replenish, export or import the investigational stockpile of the Licensed Product, or have any of the foregoing done for it, provided such use is for the purpose of addressing Increased Outbreak Preparation needs and/or Outbreaks and in strict accordance with CEPI’s Mission.

In the interpretation of the “CEPI License” (and this Agreement) the following additional definitions apply:

“Affected Territory” means a geographic area: (i) where there is an Outbreak; (ii) for which there is an Increased Outbreak Preparation Need; or (iii) any other area CEPI and the parties to the CEPI Agreement agree in writing will be treated as an Affected Territory;

“Approved Regulatory Authority” means the EU European Medicines Agency, the US Food and Drug Administration, SwissMedic, Japanese PMDA, Australian Therapeutic Goods Agency, South Korean Ministry of Drug Safety, Health Canada or Singapore Health Sciences Authority and in each case any successor authority, including, if applicable, the UK Medicines & Healthcare products Regulatory Agency;

“CEPI’s Mission” is defined with reference to the following activities:

(i)	fund, co-fund, co-ordinate and support the development of new vaccines with chosen partners to prevent and contain infectious disease epidemics;

(ii)	work with its partners and relevant agencies to ensure the vaccines developed are provided to all populations who need them on an equitable basis; and

(iii)	work with its partners and relevant agencies to ensure adequate stockpiles and manufacturing capacity of vaccines developed for epidemic situations;

“Develop” or “Development” means, with respect to the Licensed Product, those pre-clinical and clinical vaccine development activities that are necessary or useful to obtain Marketing Approval from at least one Approved Regulatory Authority and in applicable regulatory jurisdictions including stability testing, toxicology, formulation and process development, Manufacturing activities, statistical analysis, pre-clinical and clinical studies, regulatory filing submissions and approval, pharmacovigilance and post-marketing activities, but in all cases excluding the actual application for or obtaining of any Marketing Approval;

“Healthcare Workers” means any healthcare worker going to an Affected Territory under the direction of one or more Public Sector Agencies in order to help address a public healthcare issue regardless of the fact that they may, from time to time, be located outside of the geographic area of the Affected Territory or may not yet have arrived in the Affected Territory;

“Increased Outbreak Preparation Need” means, when having considered all reasonably accessible and relevant information including epidemiological data, travel and migration patterns and the likely availability of other products or product candidates in the Field and following consultation with the CEPI scientific advisory board and/or CEPI’s Board of Directors, CEPI determines that there is a heightened need for the Licensed Product, and that steps should be taken to prepare for such need;

“Manufacturing” or “Manufacture” means the production, subject to GMP, of Licensed Product or constituents thereof, including active ingredients, excipients, adjuvants, preservatives or other additives, for use in clinical trials or finished dosage form of the Licensed Product as well as the fill and finish or packaging;

“Marketing Approval” means a marketing authorisation granted by the European Commission in accordance with the procedure for the authorisation and supervision of medicinal products for human use set forth in Regulation (EC) No. 726/2004, or any Approved Regulatory Authority and any corresponding regulatory approval necessary to manufacture, use, sell or store a Licensed Product in any other country or jurisdiction, but not including pricing and reimbursement approvals;

“Marketing” or “Market” means, in relation to the Licensed Product, importing, exporting, marketing, selling, promoting, distributing or otherwise utilising or commercially exploiting the Licensed Product, but in all cases excluding applying for or obtaining any Marketing Approval.

“Outbreak” means where there has been a material increase in the number of cases of people infected in the Field in a particular locality, region or territory that has: (i) been declared a Public Health Emergency of International Concern by WHO; (ii) been declared a public health emergency on a national or regional scale by one or more national governments; or (iii) been declared a public health emergency by CEPI following consultation with the CEPI scientific advisory board and/or CEPI’s Board of Directors;

“Public Sector Agency” means a public government or a government department or agency or a recognised not-for-profit organisation or entity, such as registered charities or registered faith-based organisations, including:

(a)	government or department or agency thereof, including ministries of health;

(b)	intergovernmental organisations such as the United Nations, its specialised agencies including the World Health Organisation and its programmes or funds such as the United Nations Children’s Fund;

(c)	not-for-profit organisations or entities organised under the laws of a government or department or agency thereof, such as Medecins Sans Frontieres and faith-based organisations; and

(d)	not-for-profit organisations or foundations that are funded by governments or other not-for-profit organisations such as the World Bank, UNITAID or the US Agency for International Development or the GAVI Alliance, but specifically excluding hospitals and clinics who wish to purchase the Product directly for their own use.

The term “Public Sector Agency” excludes any military organisations except for: (a) any military organisation operating in the area affected or likely to be affected by the Outbreak or Increased Outbreak Preparation Need at the date the Affected Territory is declared; and (b) any military personnel providing healthcare or healthcare related services to the population affected by or at risk of the Outbreak or Increased Outbreak Preparation Need;

“Sell”, “Sale” and or “Selling” means sale to Public Sector Agencies on a “cost plus” basis (where “cost plus” means the cost of manufacturing and supply plus a reasonable margin of [***] on such cost reflecting the limited volume of manufacture and episodic demand), and for the purposes of this definition, the pre-margin “cost” element shall be determined in accordance with the formula for calculating the production economics cost of goods set by the Bill and Melinda Gates Foundation but specifically excluding from such formula any funding provided to the manufacturer or supplier by any charitable or other public sources, including CEPI and its own funders.

SCHEDULE 2 - THE HEAD LICENCE

[Redacted copy of the Head Licence to be attached]